Exhibit 99.1

YUNHONG INTERNATIONAL

PRO FORMA BALANCE SHEET

	As of February 18,	Pro Forma
	2020	Adjustments		As Adjusted
		(unaudited)		(unaudited)
ASSETS
Current asset - cash	$819,742	$180,000	c	$819,742
		(180,000)	b
Total Current Assets	819,742	-		819,742
Cash Held in Trust Account	60,000,000	9,000,000	a	69,000,000
Total Assets	$60,819,742	$9,000,000		$69,819,742

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Payable- Professional Fees	$12,106	$-		$12,106
Promissory note - related party	198,553	-		198,553
Total Current Liabilities	210,659	-		210,659
Deferred underwriting commissions	2,100,000	315,000	d	2,415,000
Total Liabilities	2,310,659	315,000		2,625,659

Commitments and contingencies
Class A ordinary shares, $0.001 par value; 5,350,908 and 6,219,408 shares subject to possible redemption, actual and as adjusted	53,509,080	9,000,000	a	62,194,080
		(315,000)	e
Shareholders’ Equity
Preferred shares, $0.001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Class A ordinary shares, $0.001 par value; 47,000,000 shares authorized; 649,092 shares issued and outstanding and 680,592 as adjusted (excluding 5,350,908 and 6,219,408 shares, actual and as adjusted, subject to possible redemption)	65	3	e	68
Class B ordinary shares, $0.001 par value, 2,000,000 shares authorized; 1,725,000 (4) shares issued and outstanding (as adjusted)	173	-		173
Additional paid-in capital	5,004,977	-		5,004,974
		(180,000)	b
		180,000	c
		314,997	d
		(315,000)	e
Accumulated deficit	(5,212)	-		(5,212)
Total Shareholders’ Equity	5,000,003	-		5,000,003
Total Liabilities and Shareholders’ Equity	$60,819,742	$9,000,000		$69,819,742

YUNHONG INTERNATIONAL

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITED SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of February 18, 2020, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on February 24, 2020 as described below.

On February 24, 2020, the Company consummated the closing of the sale of 900,000 additional Units upon receiving notice of the underwriter’s election to fully exercise its overallotment option (“Overallotment Units”), generating an additional gross proceeds of $9 million and incurred additional offering cost of $180,000 in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 18,000 Private Placement Units to the Sponsor, generating gross proceeds of $180,000. Additional underwriting fees of $315,000 were deferred until the completion of the Company’s initial business combination. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

Pro forma entry
a.	Cash held in Trust Account	9,000,000
	Common stock subject to possible redemption		9,000,000
	To record sale of 900,000 Overallotment Units at $10.00 per Unit
b.	Cash	180,000
	Additional paid-in capital		180,000
	To record sale of 18,000 Private Placement Units at $10.00 per unit
c.	Additional paid-in capital	180,000
	Cash		180,000
	To record payment of 2% of cash underwriting fee on overallotment option
d.	Additional paid-in capital	315,000
	Deferred underwriting fees		315,000
	To record the liability for deferred underwriting fees on overallotment option
e.	Common stock subject to possible redemption	315,000
	Class A ordinary shares		3
	Additional paid-in capital		314,997
	To restore total equity above $5,000,001